UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 15, 2016

(Date of earliest event reported)

BIOPHARMX CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-37411	59-3843182
(Commission File Number)	(IRS Employer Identification No.)

1098 Hamilton Court Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

(650) 889-5020

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.                                        Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On September 15, 2016, BioPharmX Corporation (“Company”) received a notice from the New York Stock Exchange Market (“NYSE MKT”) that NYSE Regulation has reviewed the Company’s compliance plan and determined to accept the plan and grant a plan period through January 20, 2018.  NYSE Regulation staff will review the Company periodically for compliance with the initiatives outlined in the plan.  If the Company is not in compliance with the continued listing standards by January 20, 2018, or if the Company does not make progress consistent with the plan during the plan period, NYSE Regulation staff will initiate delisting proceedings as appropriate.  The Company may appeal a staff delisting determination in accordance with Section 1010 and Part 12 of the NYSE MKT Company Guide.

On July 20, 2016, the Company received a notice from the NYSE MKT that the Company is not in compliance with the stockholders’ equity requirement as forth in Part 10 of the NYSE MKT Company Guide. The Company reported stockholders’ equity of $1.4 million as of April 30, 2016 and net losses in its five most recent fiscal years ended January 31, 2016.

The Company’s common stock will continue to be listed and traded on the NYSE MKT during the cure period, subject to the Company’s compliance with the NYSE MKT’s other applicable continued listing standards. The Company’s stock symbol “BPMX” will be assigned a “.BC” indicator by the NYSE MKT to signify that the Company currently is not in compliance with the NYSE MKT’s continued listing standards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPHARMX CORPORATION

Date: September 19, 2016	By:	/s/ GREG KITCHENER
	Name:	Greg Kitchener
	Title:	Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)